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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

           Certificate and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                           Suspension of Duty to File
              Reports under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                              ACNIELSEN CORPORATION
             (Exact name or registrant as specified in its charter)

                                   001-12277
                            (Commission File Number)

                              ACNielsen Corporation
                                177 Broad Street
                           Stamford, Connecticut 06901
                                 (203) 961-3000

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
               (Including the Associated Preferred Share Purchase
                                     Rights)
            (Title of each class of securities covered by this Form)

                                      NONE
                  (Title of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) of 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)   (i)     [X]          Rule 12h-3(b)(1)     (i)          [X]
Rule 12g-4(a)(1)   (ii)    [ ]          Rule 12h-3(b)(1)     (ii)         [ ]
Rule 12g-4(a)(2)   (i)     [ ]          Rule 12h-3(b)(2)     (i)          [ ]
Rule 12g-4(a)(2)   (ii)    [ ]          Rule 12h-3(b)(2)     (ii)         [ ]
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Approximate number of holders of record as of the certification or notice date:1



Pursuant to the requirements of the Securities Exchange Act of 1934, ACNielsen Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    February 16, 2001



                                        ACNIELSEN CORPORATION



                                        By:   /s/ Ellenore O'Hanrahan
                                                  -------------------
                                        Name:     Ellenore O'Hanrahan
                                        Title:    Vice President and Secretary